Exhibit 3.1

STATE OF DELAWARE

STATEMENT OF

PARTNERSHIP EXISTENCE

OF

CELLCO PARTNERSHIP

1.	The name of the partnership is Cellco Partnership.

2.	The address of its registered agent in the State of Delaware is

2711 Centerville Road, Suite 400

in the city of Wilmington.

The name of the registered agent is Corporation Service Company.

IN WITNESS WHEREOF, the undersigned has executed this Statement of Partnership of Cellco Partnership this 2nd day of January, 2001 A.D.

/s/ Alice C. Brennan
Authorized Partner(s)

Alice C. Brennan
Print or Type Name(s)
Asst. Secretary